EXHIBIT 24.1

Power of Attorney

POWER OF ATTORNEY

Each director of Heritage Financial Corporation (the “Company”) whose signature appears below, hereby appoints Donald V. Rhodes, as his or her attorney to sign, in his or her name and behalf and in any and all capacities stated below, the Company’s Registration Statement on Form S-8 (the “Registration Statement(s)”) for the registration of securities in connection with the participation of directors and employees in and acquisition of securities through the Company’s Restricted Stock Plan of 2002 and likewise to sign any and all amendments and other documents relating thereto as shall be necessary to cause the Registration Statement(s) to become effective (including post-effective amendments) and to sign any and all such documents upon the advice of legal counsel to carry out the exercise and sale of the option shares, each such person hereby granting to each such attorney power to act with or without the other and full power of substitution and revocation and hereby ratifying all of that any such attorney or his substitute may do by virtue hereof. This Power of Attorney has been signed by the following persons in the capacities indicated on the 25th day of May, 2006.

Signature	Title
/s/ Brian S. Charneski Brian S. Charneski	Director

/s/ Gary B. Christensen Gary B. Christensen	Director

/s/ John A. Clees John A. Clees	Director

/s/ Kimberly T. Ellwanger Kimberly T. Ellwanger	Director

/s/ Peter N. Fluetsch Peter N. Fluetsch	Director

/s/ Daryl D. Jensen Daryl D. Jensen	Director

/s/ Jeffrey S. Lyon Jeffrey S. Lyon	Director

/s/ James P. Senna James P. Senna	Director

/s/ Brian L. Vance Brian L. Vance	Director

/s/ Philip S. Weigand Philip S. Weigand	Director